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Exhibit 99.1

Press Release

EMCORE Corporation Agrees to Sell Electronic Materials Division to IQE, plc

SOMERSET, New Jersey, July 20, 2006 – EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, solar power and wireless communications markets, today announced that it has agreed to sell the Company’s Electronic Materials & Device division (EMD) to IQE, plc (IQE). IQE, headquartered in Cardiff, Wales with United States operations in Bethlehem, Pa, will purchase the assets including inventory, fixed assets, and intellectual property of EMD for a total transaction value of $16 million. The transaction is subject to IQE shareholder approval authorizing the issuance and sale of additional shares of IQE and successful completion of a financing expected in mid-August. Closing is scheduled to occur immediately following completion of IQE’s financing.

IQE was formed in May 1999 by the merger of two epitaxial wafer companies supplying electronic and optoelectronic materials produced using MOCVD (metal organic chemical vapor deposition) and MBE (molecular beam epitaxy) equipment platforms. EMD utilizes MOCVD technology developed by EMCORE to produce both GaAs and GaN based transistor wafers for use in power amplifiers and switches in GSM, CDMA multiband wireless handsets, Wi-MAX, Wi-Fi, cellular handsets, and in wireless LAN applications.

IQE will continue to operate EMD in the Somerset, NJ facility. Approximately 50 employees will be transferred to IQE.

‘‘EMD has been an innovator in developing state of the art RF materials for over 10 years but as we continue to focus our strategy on broadband infrastructure, solar power and highly-integrated products, it became clear we needed to find a more strategic fit for EMD’s products and employees,’’ said Scott Massie, Chief Operating Officer. Mr. Massie added, ‘‘The sale of this division will lower our cost base, improve gross margins company-wide and permit us to further consolidate operations in New Mexico and California.’’

‘‘The addition of EMD’s products, employees and intellectual property will clearly enhance IQE’s position as the leading player in the epitaxial foundry industry. EMD’s current and next generation products are extremely complementary to IQE’s product base and its customer base will increase IQE’s customer reach to a broad spectrum of world class RF manufacturers. With both MOCVD and MBE wireless platforms, as well as diverse range of MOCVD based optical products, IQE will able to offer its customers the broadest and most advanced range of technologies and products in the semiconductor industry,’’ said Drew Nelson, President and Chief Executive Officer.

EMCORE management will discuss the sale during their quarterly earnings call scheduled for 9am eastern time on Thursday, August 3, 2006. Please visit EMCORE.com for information.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite, solar power and wireless communications markets. EMCORE’s Fiber Optic segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE’s

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Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. Through its joint venture participation in GELcore, LLC, EMCORE plays a significant role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

About IQE

IQE is a leading provider of outsource epitaxial wafer services to the global semiconductor industry. Its wafer products include a portfolio of compound semiconductor wafers for use across the whole spectrum of opto electronic and wireless applications, a range of advanced compound semiconductor substrates, and a comprehensive epi service of advanced products for the silicon industry. The IQE Group operates state of the art manufacturing facilities utilizing all of the key crystal growth technologies, with facilities located in Cardiff and Milton Keynes, UK and in Bethlehem, Pennsylvania, USA. IQE’s products are found in a diverse range of leading edge consumer, communication, computing and industrial applications, including mobile handsets and wireless infrastructure, optical communications, optical storage (CD, DVD), laser optical mouse, laser printers & photocopiers, thermal imagers, leading edge medical products, barcode, high efficiency LEDs and a variety of advanced silicon based systems. For further information about the IQE Group, please visit http://www.iqep.com.

Disclaimer

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ and ‘‘estimates,’’ and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: difficulties arising from the separation of the EMD operations from our ongoing operations; expected reductions in overall revenues as a result of the EMD sale; expenses and charges related to closing the remaining operations in New Jersey and reducing corporate overhead; and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contacts:

EMCORE Corporation
Tom Werthan – Chief Financial Officer
(732) 271-9090
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com

IQE plc

Dr Drew Nelson, President & CEO
+44 (0)2920 839400

Stuart Hall, Chief Financial Officer
+44 (0)2920 839400

investors@iqep.com